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                    August 14, 2023

       Bala Padmakumar
       Chief Executive Officer
       Monterey Capital Acquisition Corporation
       419 Webster Street
       Monterey, California 93940

                                                        Re: Monterey Capital
Acquisition Corporation
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed April 20,
2023
                                                            File No. 001-41389

       Dear Bala Padmakumar:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation